As filed with the Securities and Exchange Commission on September 11, 2000
                                                         Registration No. __-___



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               ------------------

                              FIRST ECOM.COM, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                                               98-0206979
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               902 Henley Building
                              5 Queens Road Central
                                  Hong Kong SAR
                                  852-2801-5181
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                             1999 STOCK OPTION PLAN
                              (Full title of plan)

  Harold L. Hutton                                      Copy to:
      President                                   D. Roger Glenn, Esq.
First Ecom.com, Inc.                      Friedman Kaplan Seiler & Adelman LLP
902 Henley Building 5                               875 Third Avenue
 Queens Road Central                            New York, New York 10022
    Hong Kong SAR                                    (212) 833-1109
    852-2801-5181


===============================================================================================================
                                                                             Maximum
     Title of securities       Amount to be       Maximum offering      Aggregate offering        Amount of
      to be registered        Registered (1)     price per unit (2)         Price (2)          registration fee
---------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share             3,000,000 shares          $8.125              $24,375,000              $6,435
===============================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) of the Act, based upon the last sale price of the Common Stock of the Registrant at September 7, 2000.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by First Ecom.com, Inc. (the "Company") are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K filed on March 29, 2000.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company's document referred to in (a) above.

     (c) The description of the Company's Common Stock, $0.001 par value per share (the "Common Stock") contained in the Company's Registration Statement on Form 10 filed on October 21, 1999.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Legal matters in connection with the securities registered hereby were passed upon by Cane & Company, LLC. Partners and attorneys employed by such firm beneficially own no shares of common stock of the Company.

Item 6.  Indemnification of Directors and Officers

     Nevada corporation law authorizes corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Nevada law.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit          Description
4.1       --     1999 Stock Option Plan
5.1       --     Opinion of Cane & Company, LLC
23.1      --     Consent of Cane & Company, LLC (see Exhibit 5.1)
23.2      --     Consent of KPMG


Item 9. Undertakings

     (a)  The registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong SAR, on this 8th day of September, 2000.

                                                 FIRST ECOM.COM, INC.



                                                 By /s/ Harold L. Hutton
                                                    -----------------------
                                                         Harold L. Hutton
                                                         President

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 8th day of September, 2000.

           Signature                                          Title
           ---------                                          -----

 /s/ Harold L. Hutton      President and Director (Principal Executive Officer)
-----------------------
     Harold L. Hutton



 /s/ Kenneth Telford       Chief Financial Officer (Principal Financial Officer)
-----------------------
     Kenneth Telford



 /s/ Ravi K. Daswani       Chief Operating Officer and Director
-----------------------
     Ravi K. Daswani



 /s/ Douglas Moore         Director
-----------------------
     Douglas Moore



 /s/ Ermanno Pascutto      Director
-----------------------
     Ermanno Pascutto



 /s/ Gregory M. Pek        Director
-----------------------
     Gregory M. Pek



 /s/ James Pratt           Director
-----------------------
     James Pratt


 /s/ Ian G. Robinson       Director
-----------------------
     Ian G. Robinson

             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8


Exhibit                    Description
-------                    -----------
 4.1     --   First Ecom.com, Inc., 1999 Stock Option Plan, together
              with forms of Stock Option Agreement for offers thereunder
 5.1     --   Opinion of Cane & Company, LLC
23.1     --   Consent of Cane & Company, LLC (see Exhibit 5.1)
23.2     --   Consent of KPMG